Exhibit 10.12

Arrow

MATERIALS AND MANUFACTURING MANAGEMENT AGREEMENT BOARD ASSEMBLY

This Agreement is entered into as of February 1st, 2003, by and between Path 1 Network Technologies, Inc. (“Customer”) with its principal place of business at 6215 Ferris Square, Suite 140, San Diego, CA 92121, and the Arrow/Bell Components Group of Arrow Electronics, Inc. (“Arrow”) with a place of business at 25 Hub Drive, Melville, New York 11747-3509.

The Customer and Arrow hereby agree as follows:

1. WORK, ENGINEERING CHANGE ORDERS, INSPECTION, PAYMENT, PRICE, TAXES AND SUBCONTRACTORS

1.1. Work. Arrow agrees to use reasonable commercial efforts to perform the work (“Work”) pursuant to purchase orders or changes to purchase orders issued by Customer and accepted by Arrow. Work shall mean to procure components and other supplies (“Components”) and to engage a sub- assembly house (the “Subcontractor”) to manufacture or assemble products (“Products or Boards”) pursuant to detailed, written specifications (“Specifications”) for each such Product which are provided by Customer and accepted by Arrow and to deliver such Products to a Customer designated location. For each Product or revision thereof, Specifications shall include but not be limited to bill of materials, schematics, assembly drawings, test specifications, current revision number, and a Customer approved Subcontractor and vendor list.

1.2 Engineering Change Orders. Any engineering change order or other change that results in any revision to the Specifications for any Product (“ECO”) must be in writing, signed and dated by Customer. Arrow will acknowledge receipt of such revised Specifications by signing and returning a copy of the same to Customer, and shall provide Customer with the date that such ECO will become effective. Arrow will use its reasonable best efforts to implement all ECO’s on the date requested by Customer. Regardless of the timeliness of any ECO, Customer will be responsible for work in process, finished products, and all non-franchised, custom or value-added components affected by the EGO. Changes to completed Work will be charged at a rate equal to the rework charge incurred by Arrow plus any other costs, if any. Costs or savings resulting from any ECO as well as changes in delivery (if any) will be reflected by an amendment to the applicable Purchase Order.

1.3 Inspection. Products or Boards being shipped will be subjected to outgoing visual inspection, per the Specifications, only. Any dead on arrival (“DOA”) or defective Product or Board must be returned to Arrow or the Subcontractor, at Arrow’s discretion, with a detailed failure analysis. DOA’s will be swapped for replacement Product in a timely manner. Arrow will bear responsibility for any DOA or defective Boards or Products which, in Arrow’s judgment, resulted from faulty assembly. Faulty Components purchased from Arrow may be covered by the manufacturer’s warranty contained herein, however, rework costs occasioned thereby shall be borne by Customer. In the event that the Products or Boards fail to pass testing procedures provided by Customer, the Subcontractor will use available troubleshooting techniques and equipment including any Customer supplied test equipment and procedures to determine the cause of the problem. If the Product or Board is defective as a result of a manufacturing, assembly defect, Arrow shall replace the Product with a properly working Product. Faulty Components purchased from Arrow may be covered by the manufacturer’s warranty contained herein, however, rework costs occasioned thereby shall be borne by Customer. In the event, however, that the Product is defective as a result of the Specifications or a defect in Customer provided Components or Customer custom Components, then Arrow shall ship the Product to Customer separately from the “good” Products, mark them as “assembly rejects” and invoice the Customer at the contracted pricing.

1.4 Payment. Terms of payment shall be net 40 days from the date of invoice, payable in U.S. dollars. There will be a five (5) day grace period following day 40 after which, when invoices aged to 46 days, a 1.5% finance carrying charge will be assessed on each passed due invoice.

1.5. Price. Price for the Work shall be as agreed upon by Arrow and Customer from time to time as set forth in purchase orders issued by Customer and accepted by Arrow. The initial Product price shall be as set forth in Arrow’s Attachment A proposal pricing sheet dated December 9th, 2002 attached hereto.

1.6. Taxes. Customer shall be responsible for payment of all taxes, if any, relating to the sale of the Products including but not limited to any license fees and sales taxes.

1.7 Subcontractors. The Work may be performed, in whole or in part, by third parties selected by Arrow and approved by Customer. The Subcontractor will execute a Non-Disclosure Agreement pertaining to any Customer supplied data or information.

2. COMPONENTS, WARRANTY AND RETURNS

2.1 Components. All Components, other materials and equipment required in connection with the Work acquired or supplied by Arrow will be in compliance with the Specifications, except Components, other materials or equipment which are supplied by Customer (“Customer Components”). Arrow shall bear the risk of loss for Customer Components while in Arrow’s care and custody, while Subcontractor shall bear the risk of loss for Customer Components while in its care and custody.

2.2 Warranty. Arrow warrants for a period of thirty (30) days from date of shipment to Customer: (i) that the Products or Boards are manufactured or assembled pursuant to the Specifications; and (ii) that the Products shall be free from defects in workmanship. Such warranty shall not apply if Products are altered or subjected to misuse, negligence or abnormal stress. Arrow makes no representation or warranty whatsoever with respect to and assumes no liability for or obligation related to the performance, accuracy, specifications, failure to meet specifications or defects of or due to printed circuit boards or any other Customer designed Components that are manufactured pursuant to Customer’s specifications and Customer shall be liable for and hold Arrow harmless from any costs or expenses incurred by Arrow related thereto. With respect to first articles, prototypes, pre-production units, test units or other similar Products, Arrow makes no representations or warranties whatsoever. Except with respect to Customer Components, as to which no warranty whatsoever is given, Arrow agrees to pass through to Customer the warranty, if any, originally provided to Arrow by the manufacturer of the Component subject to the terms, conditions and limitations of any such warranty. ARROW MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPONENTS, PRODUCTS OR ANY SERVICES PROVIDED UNDER THIS AGREEMENT, AND DISCLAIMS ALL OTHER WARRANTIES INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

2.3 Returns. Customer may return to Arrow any Product that does not comply with the above warranty, provided that: (i) Customer obtains a return material authorization (“RMA”) from Arrow prior to returning the Product; (ii) the Product is returned within thirty (30) days of the date the Product was delivered to Customer by Arrow; and (iii) the product deficiency is identified and attached to the Product. Any Product so returned to Arrow shall be promptly repaired or replaced, or the purchase price therefore refunded or credited, at Arrow’s option. Product determined to be defect free after inspection will be returned to Customer and Customer will be responsible for any inspection charges from Subcontractor. This shall be Customer’s sole and exclusive remedy for any breach of any warranty provided in this Agreement.

3. LICENSE

3.1 Grant. Customer grants to Arrow, with the right to sublicense to the Subcontractor or any replacement therefore, a license under any copyright, patent, trade secret or other proprietary right necessary or useful for the manufacture or assembly of the Products, solely for the purpose of performing the Work pursuant to purchase orders issued by the Customer.

3.2 Ownership. Customer represents and warrants that: (i} it owns the entire right, title and interest to the Customer Components; (ii) the performance of the Work does not infringe the proprietary rights of any third party; and (iii) the Customer has the right and power to enter into this Agreement. Customer agrees to indemnify Arrow and hold Arrow harmless from and against any and all claims, losses, liabilities, damages, expenses and costs (Including attorneys’ fees and court costs) that result from a breach or alleged breach of any of these representations and warranties or other obligations contained in this Agreement, or incurred in the settlement or avoidance of any such claim.

4.	PURCHASE ORDER COMMITMENTS, SCHEDULE AND FORECAST, TERM; CANCELLATION, NCNR OBLIGATIONS AND SAFETY STOCK

4. 1 Purchase Order Commitments. As Customer requirements dictate and on a case by case basis, Customer will issue a purchase order to Arrow setting forth the quantities, descriptions, prices and requested delivery dates for the Products to be supplied and Work to be preformed. Orders for Products to be delivered shall be firm and may be neither canceled nor rescheduled by Customer except, however Customer may reschedule delivery of Products to a date no later than thirty (30) days beyond the originally scheduled delivery dates set forth in the purchase order. Arrow will use its reasonable best efforts to accept unscheduled orders and orders for quantities in excess of scheduled quantities. Each purchase order shall reference the applicable Specifications.

4.2 Schedule and Forecast. Prior to placement of a purchase order Customer may provide Arrow with a forecast for Work to be preformed and Products to be delivered to facilitate procurement by Arrow of long lead-time items. Customer will provide Arrow with a rolling 90 day forecast (or such other period as agreed to by the parties). Arrow shall fill the first month’s forecast of such 90 day forecast, and with respect to each such second month, provide or cause to be provided the parts to be ready to deliver or to deliver to the Subcontractor. If Arrow determines that any Components specified by Customer are non-cancelable/non-returnable. Arrow agrees to notify Customer in writing and the parties shall execute a separate NC/NR agreement prior to Arrow undertaking any obligation to its suppliers for such Components. Should such Components be added to a NC/NR agreement and be so designated, all such designated items shall be at all times be the financial responsibility of Customer under any or all of the following circumstances:

(i)	have been ordered from Arrow’s supplier but not yet received by Arrow;

(ii)	are in Arrow’s inventory;

(iii)	have been shipped to Customer;

(iv)	are in possession of Customer.

Components designated NC/NR that are procured pursuant to a Customer provided forecast will be held in Arrow’s inventory pending a purchase order for a period not to exceed the date set forth in the NC/NR agreement or ninety (90) days, which ever is longer, at which time Customer will issue a purchase order and Arrow will ship and invoice the affected Components at the prices set forth in the NC/NR agreement.

The liability for Components designated NC/NR shall survive any variation or cancellation of any applicable purchase order or forecast and/or any variation, expiration or cancellation of this Agreement.

4.3 Term: Cancellation. This Agreement is initially intended to be for a term equal to the number of months in the delivery schedule contained In the Customer purchase orders, but can be cancelled at any time by either party on thirty (30) thirty days written notice to the other, such notice to be deemed received immediately it delivered personally, or three days after the postmark it bears if sent by mail. ANY SUCH NOTICE OF CANCELLATION SHALL BE SUBJECT TO THE PROVISIONS OF THIS SECTION AND SECTIONS 1.2, 4.1, 4.2, 4.4 AND 4.5. ANY CANCELLATION BY THE CUSTOMER SHALL APPLY ONLY TO PURCHASE ORDERS OR RELEASES AGAINST PURCHASE ORDERS WHICH HAVE NOT BEEN ACCEPTED BY ARROW AS OF THE EFFECTIVE DATE OF SUCH CANCELLATION. Notice to Arrow under this Agreement must be given at the location named in Section 8.5. Notice to Customer under this Agreement must be given at the Customer address stated in Section 8.5.

4.4 Customer Obligations For Non-Cancelable/Non-Returnable Components Non-Franchised Components: and Unused Portions of “Tape and Reel” Components. In addition to Customer’s obligation for accepting delivery of and paying for all finished Products ordered or finished Products held as safety stock and Work in process, in the event of cancellation, expiration, or termination of this Agreement, or the end of production or cessation of demand for any particular Product, Customer is obligated to accept delivery of and to pay for the unused portions of all Components which are supplied by the vendors thereof in “tape and reel” form, and for all Components which are designated non-cancelable/non-returnable (“NC/NR”) pursuant to Sections 1.2, 4.1, 4.2, 4.5 and for all Components for which Arrow is not a authorized distributor either as of the date(s) of the affected purchase orders or as of the effective date of any notice or cancellation given hereunder, even if such components are scheduled to be delivered more than 30 days from the effective date of your notice of cancellation.

4.5 Safety Stock. Arrow shall maintain a stock (“Safety Stock”) of Products in an amount which is mutually determined, in writing, by Arrow and Customer. Such Safety Stock of Products will involve the assembly of Products separate from those Products assembled for the purpose of fulfilling Customer’s purchase orders. Upon termination of the Agreement, or cessation of Customer’s demand for any Product for a period of (60) sixty days, Arrow shall deliver, and Customer shall accept delivery of and pay for, such Safety Stock.

5. SHIPPING

Products will be shipped F.O.B. Subcontractor’s facility, with title and risk of loss or damage to pass to Customer upon shipment.

6. LIABILITY LIMITATION

NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE UNDER ANY SECTION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, LOST PROFITS, LOST BUSINESS, OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES.

7. CONFIDENTIALITY

It is understood and agreed that the terms of this Agreement are confidential, and no news release, advertisement or public announcement, or denial or confirmation of the same, concerning any part of the subject matter of this Agreement shall be made by either party hereto without the prior written consent of the other party in each instance. Further, the parties hereto acknowledge that, during the term hereof, they may become aware of confidential, secret or proprietary information pertaining to the other party and its operations (including, without limitation, information with respect to bidding, pricing, suppliers and customers, or lists thereof, research, development and engineering, and internal operations, inventory control, data processing, technical data, and other procedures and systems) and that disclosure of such information would materially and adversely affect the affected party. Each party hereto agrees to maintain such confidentiality and secrecy and not to disclose any such information to any person, firm or other entity, or to utilize the same in any manner or form, except as may be expressly required by the terms and conditions of this Agreement. Notwithstanding anything to the contrary, the confidentiality provisions set forth in this Section 7 shall survive any termination of this Agreement.

8. MISCELLANEOUS

8.1 Governing Law: Dispute Resolution. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York, excluding that body of laws known as conflict of laws. The prevailing party in any legal action or proceeding to enforce this Agreement shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees, and related costs and disbursements, incurred in connection with such proceeding or the enforcement of this Agreement. Both parties agree to waive trial by jury.

8.2 Force Majeure. Nonperformance under this Agreement will be excused, and neither party will bear any resulting liability to the other, to the extent that such performance is rendered commercially impracticable or delayed by an act of God or any other cause beyond the reasonable control of the nonperforming party.

8.3 Relationship of Parties. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, joint venture or any other relationship between the parties.

8.4 Assignability. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the other parties prior written approval.

8.5 Financial Disclosure. Pursuant to the signing of this agreement a monthly disclosure of the Customer’s financial position will be initiated. This will include a monthly update of unaudited financial data to be discussed on a monthly call including a current asset and liability discussion along with the Customer’s “Simplified Cash Flow” document. Formal Cashflow, Income Statement and Balance Sheet documents will be presented to Arrow on a quarterly basis no later than 10 days following each fiscal quarter close. This will allow both parties to address any business concerns on a conference call review on or around the 15th of each month beginning February 2003 and lasting the remainder of the 2003 calendar year.

8.5 Notices. Notices or other communications under this Agreement shall be in writing and shall be effective when delivered personally or by overnight courier, or mailed, postage prepaid, by certified or registered mail to each party at the address set forth below (or to such other address as either party may from time to time provide the other):

Arrow Electronics, Inc.	Path 1 Network Technologies, Inc.
25 Hub Drive Melville, New York 11747 Attention: Contracts Dept.	at 6215 Ferris Square, Suite 140 San Diego, CA 92121 Attention:

8.6 Entire Agreement; Amendment; Severability: and Waiver. This Agreement represents the entire agreement between the parties concerning the subject matter hereof, and may not be modified except in a writing signed by both parties. This Agreement supersedes all proposals or quotations, oral or written, and all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement. When interpreting this Agreement precedence shall be given to the respective parts in the following descending order: (i) this Agreement; (ii) any exhibits to this Agreement; and (iii) if purchase orders are used to release Product, those portions of the purchase order that are not pre-printed. Any waiver of any provision of this Agreement must be in writing and signed by the party alleged to have waived such provision, and any single waiver shall not operate to waive subsequent or other defaults. The unenforceability of any provision of this Agreement shall not affect the remaining provisions or any portions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

PATH 1 NETWORK TECHNOLOGIES, INC.		ARROW ELECTRONICS, INC.
Arrow/Bell Components Group

By:	/S/ JOHN ZAVOLI	By:	/S/ VINCENT VELLUCCI
	Name: John Zavoli Title: CFO		Name: Vincent Vellucci Title: President